UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 24, 2013

WireCo WorldGroup Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-174896	27-0061302
(State of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

12200 NW Ambassador Drive, Kansas City, Missouri 64163
(Address of principal executive offices and zip code)

(816) 270-4700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 24, 2013, WireCo WorldGroup Inc. (the "Company") entered into a retention agreement with Eric Bruder, the Company's Executive Vice President and Chief Operations Officer (the "Retention Agreement"). The Retention Agreement provides that Mr. Bruder will receive a lump sum payment of $500,000 if he continues to be an employee of the Company through and including December 31, 2014 ("Retention Payment"). The Retention Payment will be paid on or before March 15, 2015 (the "Retention Payment Date"). If prior to the Retention Payment Date, (i) the Company terminates Mr. Bruder's employment without Cause (as defined in Mr. Bruder's employment term sheet dated September 28, 2012 (the "Employment Agreement")) or (ii) if Mr. Bruder resigns for Good Reason (as defined in the Employment Agreement), Mr. Bruder will be paid the Retention Payment on the 30th day following such termination. If Mr. Bruder receives the Retention Payment, but on or before December 31, 2015, he resigns without Good Reason or during such period the Company terminates his employment for Cause, Mr. Bruder must repay to the Company the Retention Payment.

The Retention Payment is in addition to any severance payments that may be due to Mr. Bruder under the Employment Agreement, and the terms of the Employment Agreement shall remain in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WireCo WorldGroup Inc.
(Registrant)

Dated:	April 30, 2013	By:	/s/ Brian G. Block
Brian G. Block
Senior Vice President and Chief Financial Officer